Exhibit 4.19


                                                         FINOVA
                                                         FINANCIAL INNOVATORS




                         LOAN AND SECURITY AGREEMENT

                          PC DYNAMICS OF TEXAS. INC.
                          --------------------------
                                   Borrower


                              10501 FM 720 EAST
                              -----------------
                             FRISCO. TEXAS 75034
                             -------------------
                                   Address


                                  75-2808489
                                  ----------
                            Borrower Fed ID Tax No.


                                $2,035,000.O0
                                -------------
                                 Credit Limit


                                MARCH 25, 1999
                                --------------
                                     Date

 ===========================================================================

                            FINOVA BUSINESS CREDIT

 ===========================================================================

 1.   DEFINITIONS                                         3

 2.   LOANS: INTEREST RATE AND OTHER CHARGES              3

 3.   SECURITY                                            4

 4.   CONDITIONS OF CLOSING                               4

 5.   BORROWER REPRESENTATIONS AND COVENANTS              5

 6.   INTENTIONALLY LEFT BLANK                            7

 7.   DEFAULTS AND REMEDIES                               7

 8.   EXPENSES AND INDEMNITIES                            8

 g.   MISCELLANEOUS                                       8




 SCHEDULES:

      LOAN SCHEDULE                                       S1

      DEFINITION SCHEDULE                                 S8

 LOAN AND SECURITY AGREEMENT dated March 25, 1999, between PC DYNAMICS OF TEXAS, INC., a Texas corporation, having its principal place of business at 10501 FM 720 East, Frisco, Texas 75034, ("Borrower"), and FINOVA CAPITAL CORPORATION, a Delaware corporation, having a principal office at 355 South Grand Avenue, Suite 2400, Los Angeles, California 90071, (hereinafter called "FINOYA")

 1. DEFINITIONS. All capitalized terms used in this Agreement are defined either in this Agreement, in the attached Loan Schedule, in the attached Definition Schedule, or in any supplement to this Agreement The Loan Schedule, Definition Schedule and any supplement to this Agreement are integral parts of this Agreement and all references to "herein", "herewith" and words of similar import shall for all purposes be deemed to include the Schedules and supplements.

 2.   LOANS; INTEREST RATE AND OTHER CHARGES.

      (a) Loans. Whenever the Borrower makes a request, FINOVA shall make loans or extend credit to or for the Borrower; but FINOVA shall not be obligated to make loans or extend credit beyond the Total Facility set forth in the Loan Schedule ("Total Facility"), and subject to deduction of any loan reserves ("Loan Reserves") FINOVA deems proper from time to time in its Permitted Discretion, and less amounts FINOVA may be obligated to pay in the future on behalf of Borrower. Advances under the Total Facility ("Loans" and individually, a "Loan") shall be comprised of the amounts shown on the Loan Schedule.

      (b) Interest and Fees; Principal Payments. The Borrower shall pay FINOVA the interest and fees set forth on the Loan Schedule, but only to the maximum extent permitted by applicable law. Except where evidenced by notes or other instruments issued or made by Borrower to FINOVA specifically containing payment provisions which are in conflict with this Section (in which event the conflicting provisions of such notes or other instruments shall govern and control), that portion of the Obligations consisting of principal payable on account of Loans shall be payable by Borrower to FINOVA immediately upon the earliest of (i) the receipt by FINOVA or Borrower of any proceeds of any of the Collateral, to the extent of said proceeds, (ii) the occurrence of an Event of Default in consequence of which FINOVA elects to accelerate the maturity and payment of such leans, or (iii) any termination of this Agreement; provided, however, that any Overadvance or Overline shall be payable on demand. Borrower shall pay principal, interest, and all other amounts payable hereunder, or under any other Loan Document, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

      (c) Overlines; Overadvances If at any time or for any reason the outstanding amount of advances extended or issued pursuant hereto exceeds any of the. dollar limitations ("Overline") or percentage limitations ("Overadvance") in the Loan Schedule, then Borrower shall, upon FINOVA's demand, immediately pay to FINOVA, in cash the full amount of such Overline or Overadvance which, at FINOVA's option, may be applied to reduce the outstanding principal balance of the Loans or any other Obligations. without limiting Borrowers obligation to repay to FINOVA on demand the amount of any Overline or Overadvance, Borrower agrees to pay FINOVA interest on the Outstanding principal amount of any Overline or Overadvance, on demand, at the rate set forth on the Loan Schedule and applicable to the Revolving Credit Loans

      (d) Establishment of a Lockbox Account or Dominion Account. Borrower shall cause all proceeds of Collateral to be deposited into a lockbox account, or such other "blocked account" as FINOVA may require (each, a "Blocked Account") pursuant to an arrangement with such bank as may be selected by Borrower and be acceptable to FINOVA which proceeds, unless otherwise provided herein, shall be applied in payment of the Obligations in such order as FINOVA determines in its sole discretion. Borrower shall issue to any such bank an irrevocable letter of instruction directing said bank to transfer such funds so deposited to FINOVA, either to any account maintained by FINOVA at said bank of by wire transfer to appropriate account(s) of FINOVA. All funds deposited in a Blocked Account shall immediately become the sole property of FINOVA and Borrower shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. FINOVA assumes no responsibility for any Blocked Account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, FINOVA may establish depository accounts in the name of FINOVA at a bank or banks for the deposit of such funds (each, a "Dominion Account") and Borrower shall deposit all proceeds of Receivables and all cash proceeds of any sale of Inventory or, to the extent permitted herein, Equipment or cause same to be deposited, in kind, in such Dominion Accounts of FINOVA in lieu of depositing same to Blocked Accounts, and, unless otherwise provided herein all. such funds shall be applied, by FINOVA to the Obligations in such order as FINOVA determines in its sole discretion. Notwithstanding anything to the contrary in this Agreement, Borrower agrees that, in computing the charges under this Agreement, all items of payment. including any prepayment of the Obligation, shall be deemed applied by FINOVA on account of the Obligations Three (3) business days after receipt by FINOVA of good funds which have been finally credited to FINOVA's account, whether such funds are received directly from Borrower or from the Blocked Account bank or the Dominion Account bank, and this provision shall apply regardless of the amount of the Obligations outstanding or whether any Obligations are outstanding; provided, that if any such goad funds are received after 10:00a.m. noon Los Angeles time on any business day or at any time on any day not constituting a business day, such funds shall be deemed received on the immediately following business day. FINOVA is not, however, required to credit Borrowers account for the amount of any item of payment which is unsatisfactory to FINOVA in its Permitted Discretion and FINOVA may charge Borrowers loan account for the amount of any item of payment which is returned to FINOVA unpaid.

      (e) Monthly Accountings FINOVA shall provide Borrower monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrower and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by FINOVA), unless Borrower notifies FINOVA in writing to the contrary within thirty (30) days after each account is rendered, describing the nature of any alleged errors or admissions.

      (f) Application of Collateral and Payments Except as otherwise provided herein, FINOVA shall have the continuing and exclusive right to apply or reverse and re-apply any and all payments to any portion of the Obligations in such order and manner as FINOVA shall determine in its Permitted Discretion. The amount of all payments or amounts received by FINOVA with respect to the Loan shall be applied to the extent applicable under this Agreement (i) first, to accrued but unpaid interest through the date of such payment, including any Default Interest; (ii) then, to any late fees, overdue risk assessments. Examination Fee and expenses, collection fees and expenses and any other fees and expenses due to FINOVA hereunder; and (iii) last, the remaining balance, if any, to the unpaid principal balance of the Loan; provided however, while an Event of Default exists under this Agreement or under any other Loan I Document, each payment hereunder shall be (x) held as cash collateral to secure Obligations relating to any other contingent obligations arising under the Loan Documents and/or (y) applied to amounts owed to FINOVA by Borrower as FINOVA in its Permitted Discretion may determine. In calculating interest and applying payments as set forth above: (a) interest shall be calculated and collected through the date a payment is actually applied by FINOVA under the terms of this Agreement (b) interest on the outstanding balance shall be charged during any grace period permitted hereunder; or (c) at the end of each month, all accrued and unpaid interest and other charges provided for hereunder shall be added to the principal balance of the Loan. To the extent that Borrower makes a payment or FINOVA receives any payment or proceeds of the Collateral for Borrowers benefit that is subsequently invalidated, set aside or required to be repaid to any other Person, then, to such extent, the Obligations intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by FINOVA and FINOVA may adjust the Loan balances, in its Permitted Discretion.

 3. SECURITY. To secure the payment and performance of the Obligations when due, Borrower hereby grants to FINOVA a first priority security interest (subject only to Permitted Encumbrances) in all of Borrower's now owned or hereafter acquired or arising Inventory, Equipment, Receivables, life insurance policies and the proceeds thereof, trademarks, copyrights, licenses and patents. investment property, and general intangibles, including, without limitation, all of Borrower's deposit accounts, money, any and all property now or at any time hereafter in FINOVA's possession (including claims and credit balances), and all proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties), all products and all books and records and computer data related to any of the foregoing and Borrower assigns, transfers and sets over to FINOVA all of its right, title and interest, powers, privileges and other benefits of all leases, rental agreements and related documents entered into by Borrower with respect to any Equipment leased by Borrower together with all income, proceeds and other benefits thereof (all of the foregoing, together with all other property in which FINOVA may be granted a lien or security interest, is referred to herein, collectively, as the "Collateral").

 4.   CONDITIONS OF CLOSING.

      (a) Initial Advance. The obligation of FINOVA to make the initial advance hereunder is subject to the fulfillment, to the satisfaction of FINOVA and its counsel. of each of the following conditions on or prior to the date set forth herein or on The Loan Schedule:

          (1) The execution of all the loan and related documents listed on the Document Checklist provided by FINOVA to Borrower

          (2) Borrower shall have complied with all additional closing conditions set forth in the Loan Schedule.

      (b) Subsequent Advances The obligation of FINOVA to make any advance (including the initial advance) shall be subject to the further preconditions that, on and as of the date of such advance: (a) the representations and warranties of Borrower forth in this Agreement shall be accurate, before and after giving effect to such advance or issuance and to the application of any proceeds thereof; (b) no Event of Default and no event which, with notice or passage of time or both, would constitute an Event of Default has occurred and is continuing, or would result from such advance or issuance or trom the application of any proceeds thereof; (c) no material adverse change has occurred in the Borrower's business, operations, financial condition, in the condition of the Collateral or other assets of Borrower or in the prospect of repayment of the Obligations; and (d) FINOVA shall have received such other approvals, opinions or documents as FINOVA shall reasonably request.

 5.   BORROWER REPRESENTATIONS AND COVENANTS.

      (a) The Borrower is a corporation, limited liability company or partnership duly organized and in good standing under the laws of the state appearing at the beginning of this agreement as the state of its organization; it is and shall be duly qualified and in good standing in every other state in which, if accounts are Collateral hereunder it enters into contracts giving rise to accounts, and, if goods of any nature are Collateral hereunder, it maintains such goods; it keeps and shall keep its books of account and goods of any nature which are purported to be Collateral at its address appearing at the beginning of this agreement the execution, delivery and performance hereof are within the Borrower's authority and powers, have been duly authorized and are not in contravention of law or the terms of the Borrowers charter, by-laws or of any undertaking by which it is bound; except for the security interest granted hereby, the Borrower is and shall be the owner of all property located on its premises (except as noted on a separate list signed and delivered to FINOVA on behalf of the Borrower concurrently herewith); it owns all property purported to be included in the Collateral free from any Lien, security interest or encumbrance; it does have and shall have the absolute right to subject the same to a security in FINOVA; after the security interest of FINOVA shall have attached to any such property. the Borrower's properties of any type shall not be further subject to any security interest, Lien or encumbrance of any other person, except pursuant to FINOVA's written consent, which shall not be unreasonably withheld to permit the Borrower to obtain further purchase money financing from others on terms which. in FINOVAs discretion, shall not adversely affect the interests of FINOVA; subject to any limitations stated therein or in connection therewith, all balance sheets, earnings statements and other financial data which have been or may hereafter be furnished to FINOVA, do or shall fairly present the financial condition of the person reported upon as of the dates and the results of his, her or its operations for the periods for which the same are furnished; and all other information heretofore furnished to FINOVA is, and all information hereafter furnished to FINOVA shall be accurate and correct in all material respects and not fail to disclose any fact necessary to make the information, furnished not misleading

      (b) The Borrower shall at all reasonable times give FINOVA access to all places where any part of the Collateral or records pertaining Thereto may be maintained, and shall from time to time allow FINOVA by or through any of its officers, agents, attorneys or accountants, to make extracts from such records; and it shall at all times keep FINOVA informed of the name and location of each of its bank accounts.

      (c) Any Loan at any time received by the Borrower from FINOVA shall not be used directly or indirectly other than in the Borrower's business; it shall not, directly or indirectly, pay any dividend on its stock other than a dividend payable in shares of its own stock; it shall not, directly or indirectly, make any loan to, or pay any claim other than for current remuneration or current reimbursable expense payable to any Person controlling, controlled by or under common control with the Borrower, and it shall, on demand, obtain and deliver to FINOVA subordinations in form and substance satisfactory to FINOVA of all claims of controlling and controlled persons consistent with the foregoing.

      (d) The Borrower shall keep all its properties, whether included in the Collateral or not, in good order and repair, and shall not waste or destroy them or any part thereof or use Them or any part Thereof in violation of any applicable law; it shall not dispose of any of its properties except in the ordinary course of business and it shall not dispose of any equipment included in the Collateral without the prior written consent of FINOVA; it shall pay promptly, when due, any justly owing account payable of its in which FINOVA holds a security interest, all rents or similar charges payable with respect to any premises where any part of the collateral may at any time be located and all taxes payable by it, including withholding taxes; it shall procure and maintain theft, burglary and fire insurance containing so-called extended coverage insurance, covering all goods included in the Collateral, all of which insurance shall be in such reasonable amounts and written by insurers and with lender's loss payee, additional insured, and other endorsements satisfactory to FINOVA, and shall be, if adjustable, adjustable by FINOVA, and payable to and for the benefit of the Borrower and FINOVA as their interests may appear; and the Borrower shall. upon FINOVA's request, furnish FINOVA with evidence satisfactory to FINOVA of its payment of such rent or similar charges and taxes and with policies or certificates evidencing its compliance with such insurance requirements. If Borrower fails to comply with this Section, FINOVA may (but shall not be required to) procure such insurance and endorsements at Borrower's expense and charge the cost thereof to Borrower's loan account as an Obligation.

      (e) Upon its receipt or creation of any property of the type in which FINOVA has a security interest, The Borrower shall furnish FINOVA with information adequate to identify such property, which information shall be in such form as FINOVA may request, accompanying such information with specific pledges. assignments and designations in form and substance satisfactory to FINOVA and copies of relevant invoices and vouchers; and if accounts are included in the Collateral, promptly after the end of each month it shall furnish FINOVA with an aging of its receivables as of the last day of such month, showing for each of its account debtors, identified by name and address, the amount owed by such debt or with respect to invoices or other payment obligations due to Borrower generated within the then past month, each of the prior three months and at any time prior to the fourth preceding month; and if so requested by FINOVA, it shall furnish FINOVA with statements for each account debtor for mailing to them, reflecting the indebtedness of such account debtor and the derivation by invoice or other written evidence of such indebtedness.

      (f) At the time the Borrower notifies FINOVA of the existence of any account, such account shall be good and valid, representing an undisputed bona fide indebtedness incurred by the account debtor named therein for merchandise theretofore delivered pursuant to a contract of sale or lease or for services theretofore performed by the Borrower for said account debtor pursuant to a contract therefor; ho agreement under which any deduction or discount may be acquired shall have been made with such account debtor except as indicated in the written schedule, invoice or other written evidence of such obligation furnished to FINOVA concurrently with the Borrower's notifying FINOVA of the existence of the account; the net amount so derived of each account shall be paid in full at its maturity as expressed in the invoice or other written evidence of such obligation evidencing such account and the schedule pertaining Thereto; and such payment shall be delivered to FINOVA as provided in Subsection 5(h) below.

      (g) The Borrower shall immediately notify FINOVA, if accounts are included in. the Collateral, of all cases involving the return, rejection, repossession, less of or damage to merchandise covered by an account and of any dispute arising or credit or adjustment granted or discount or offset taken with respect to an account and if goods are included in the Collateral, of any event causing loss or depreciation in the value of such goods and the amount of such loss or depreciation; and the Borrower shall forthwith pay FINOVA, as a principal payment hereunder, the invoice amount of the merchandise involved or the amount of the dispute, credit, adjustment, discount. offset, loss, damage or depreciation, as the case may be.

      (h) The Borrower shall do all things necessary and usual in the ordinary course of business, to sell in the ordinary course of business inventory included in the Collateral to responsible purchasers and to collect on accounts included in the Collateral, and shall receive IN TRUST for FINOVA, without commingling with its other funds and assets, all cash, checks, notes, chattel paper and other proceeds received by it with respect to any of the Collateral, and shall deliver the same, other than merchandise returns, to FINOVA in the form received, promptly upon the receipt thereof

      (i) If certificates of title are or shall be issued with respect to any equipment or inventory included in the collateral, the Borrower shall, on demand, cause the interest of FINOVA to be properly noted thereon with respect to such equipment and properly endorsed in blank or to FINOVA, if inventory; if any equipment included in the Collateral is or shall be deemed a fixture under applicable law, the Borrower shall, on demand, furnish
 FINOVA with disclaimers signed by all persons having an interest in the affected real estate, insofar as the security interest of FINOVA is concerned; and FINOVA is authorized to destroy from time to time papers theretofore delivered to it in connection with invoices which have become paid.

      (j) The Borrower shall, at its own expense, do all acts and execute and deliver all writings FINOVA may at any time require to protect or enforce FINOVA's interests, rights and remedies created by, provided in or emanating from this Agreement

      (k) Borrower shall comply with all financial covenants as set forth herein or in the Loan Schedule.

      (l) Borrower shall comply with all negative covenants as set forth herein or in the Loan Schedule.

      (m) Borrower shall take all action necessary to assure that there will be no material adverse change to Borrower's business by reason of the advent of the year 2000, including without limitation that all computer-based systems, embedded microchips and other processing capabilities effectively recognize and process dates after April 1,1999. At FINOVA's request, Borrower shall provide to FINOVA assurance reasonably acceptable to FINOVA that Borrower's computer-based systems, embedded microchips and other processing capabilities are year 2000 compatible.


 6.   INTENTIONALLY LEFT BLANK.



 7.   DEFAULTS AND REMEDIES.


      (a) The following constitute Events of Default

          (1) The breach by the Borrower of any representation or covenant made by it pursuant to the Loan Documents, which, provided it shall not constitute any other Event of Default, shall remain uncured for more than ten (10) days after notice thereof to the Borrower; or

          (2) The failure of the Borrower to pay any Obligation to FINOVA calling for the payment of money pursuant to this or any other agreement, as and when the same should be paid, including failure to pay such Obligation on a date set by The Borrower for such payment; the Borrower's becoming insolvent; its suspending its business; its petitioning for or a petition against it being filed for a receivership of its business or property or a bankruptcy or arrangement or any other legal proceeding or action relating to the relief of debtors or the readjustment of debts; its making an assignment for the benefit of creditors, seeking a composition of creditors or suffering alien against or the attachment of any of its property; its disposing of any property included in the Collateral otherwise than in accordance with this agreement; its committing or suffering, by any of its agents or employees, a fraudulent conversion of any part of the Collateral; or, insofar as property of the type included in the Collateral is involved, its breaching a representation or covenant contained in Section 5(f), (g) or
 (h) above.

      (3) Any material adverse change occurs in Borrower's business, assets, operations, prospects or condition, financial or otherwise, or the prospect of repayment of any portion of the Obligations or the value or priority of FINOVA's security interest in the Collateral is materially impaired;

      (4) Any default shall occur under (i) any material agreement between Borrower and any third party including, without limitation, any default which would result in a right by such third party to accelerate the maturity of any indebtedness of Borrower to such third party or (ii) any Subordinated Debt.

      (5) Any representation or warranty made or deemed to be made by Borrower, any affiliate or any other Loan Party in any Loan Document or any other statement, document or report made or delivered to FINOVA in connection therewith or the failure to disclose any material disclosure which if disclosed shall prove to have been misleading in any material respect;

      (6) Any Guarantor dies, terminates or attempts to terminate its Guaranty or any security therefor or becomes subject to any bankruptcy or other insolvency proceeding; or

      (7) Any transfer of more than ten percent (10%) of the issued and outstanding shares of common stock or other evidence of ownership of Borrower

      NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, FINOVA RESERVES THE RIGHT TO CEASE MAKING ANY LOANS DURING ANY CURE PERIOD STATED ABOVE, AND THEREAFTER IF AN EVENT OF DEFAULT HAS OCCURRED.

      (b) Remedies. Upon the occurrence of an Event of Default, FINOVA may, at its option and in its sole discretion and in addition to all of its other rights under the Loan Documents, cease making advances or Loans, terminate this Agreement and/or declare all of the Obligations to be immediately payable in full. Borrower agrees that FINOVA shall also have all of its rights and remedies under applicable law, including without limitation, the default rights and remedies of a secured party under the Arizona Uniform Commercial Code (which includes the right to notify account debtors of the Borrower to make payment directly to FINOVA); and upon the occurrence of an Event of Default Borrower hereby consents to the appointment of a receiver by FINOVA in any action initiated by FINOVA pursuant to this Agreement and to the jurisdiction and venue set forth in this Agreement, and Borrower waives notice and posting of a bond in connection therewith. Further, FINOVA may, at any time, take possession of the Collateral and keep it on Borrower's premises, at no cost to FINOVA or remove any part of it to such other place(s) as FINOVA may desire, or Borrower shall, upon FINOVA's demand, at Borrower's sole cost, assemble the Collateral and make it available to FINOVA at a place reasonably convenient to FINOVA. FINOVA may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as FINOVA deems advisable, at FINOVA's discretion, and may, if FINOVA deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Borrower agrees that FINOVA has no obligation to preserve rights to the Collateral or marshall any Collateral for the benefit of any Person FINOVA is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, name, trade secrets, trade names, trademarks and advertising matter, or any similar property, in completing production, advertising or selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to FINOVA's benefit. Any requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Borrower at its address set forth in the heading to this Agreement at least five (5) days before sale or other disposition. The proceeds of sale shall be applied, first, to all attorneys fees and other expenses of sale, and second, to the Obligations in such order as FINOVA shall elect, in its sole discretion. FINOVA shall return any excess to Borrower and Borrower shall remain liable for any deficiency to the fullest extent permitted by law.

      (c) Standards for Determining Commercial Reasonableness. Borrower and FINOVA agree that the following conduct by FINOVA with respect to any disposition of Collateral shall conclusively be deemed commercially reasonable (but other conduct by FINOVA, including, but not limited to, FINOVA's use in its sole discretion of other or different times, places and manners of noticing and conducting any disposition of Collateral shall not be deemed unreasonable): Any public or private disposition: (i) as to which on no later than the fifth calendar day prior thereto written notice thereof is mailed or personally delivered to Borrower and, with respect to any public disposition, on no later than the fifth calendar day prior thereto notice thereof describing in general non-specific terms, the Collateral to be disposed of is published once in a newspaper of general circulation in the county where the sale is to be conducted (provided that, subject to applicable law to the contrary, no notice of any public or private disposition need be given to the Borrower or published if the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market); (ii) which is conducted at any place designated by FINOVA, with or without the Collateral being present; and (iii) which commences at any time between 8:00 a.m. and 5:00 p.m. Without limiting the generality of the foregoing, Borrower expressly agrees that, with respect to any disposition of accounts, instruments and general intangibles, it shall be commercially reasonable for FINOVA to direct any prospective purchaser thereof to ascertain directly from Borrower any and all information concerning the same, including, but not limited to, the terms of payment, aging and delinquency, if any, the financial condition of any obligor or account debtor thereon or guarantor thereof, and any collateral therefor.

 8.    EXPENSES AND INDEMNITIES.

      (a) Expenses. Borrower covenants that, so long as any Obligation remains outstanding and this Agreement remains in effect, it shall promptly reimburse FINOVA for all costs, fees and expenses incurred by FINOVA in connection with the negotiation, preparation, execution, delivery, administration and enforcement of each of the Loan Documents, including, but not limited to, the attorneys' and paralegals' fees of counsel.

      (b) Environmental Matters. The Environmental Certificate dated on or about the date of this Agreement is incorporated herein for all purposes as if fully stated in this Agreement.

 9. MISCELLANEOUS.

      (a) Examination of Records; Financial Reporting. FINOVA shall at all reasonable times have full access to and the right to examine, audit, make abstracts and copies from and inspect Borrower's records, files, books of account and all other documents, instruments and agreements relating to the Collateral and the right to check, test and appraise the Collateral. Borrower shall furnish FINOVA, upon request and at the times specified by FINOVA. such information and statements as FINOVA shall request from time to time regarding Borrowers business affairs, financial condition and the results of its operations. Failure to provide any of the requested information and statements to FINOVA at the time specified by FINOVA shall be an Event of Default Borrower shall cause each of the Guarantors to deliver to FINOVA such Guarantor's annual financial statement (in form acceptable to FINOVA) and a copy of such Guarantor's federal income tax return with respect to the corresponding year, in each case on the date when such tax return is due or, if earlier, on the date when available.

      (b) Term; Termination; Termination Fee. The Initial Term of the Revolving Credit Loans facility and the obligation of FINOVA to make advances with respect thereto in accordance with this Agreement shall be as set forth on the Loan Schedule, and the Revolving Credit Loans facility and this Agreement shall be automatically renewed for one or. more Renewal
 Term(s) as set forth in the Loan Schedule, unless earlier terminated as provided herein. Each party shall have the right to terminate this Agreement effective at the end of the Initial Term or at the end of any Renewal Term by giving the other party written notice not less than sixty (60) days prior to the effective date of such termination, by registered or certified mail. Upon the effective date of termination, the Obligations shall become immediately due and payable in full in cash and FINOVA shall have no further obligation to make advances to Borrower hereunder. In addition to the procedure set forth above, Borrower may terminate this Agreement at any time but only upon sixty (60) days' prior written notice and prepayment of the Obligations. Upon any such early termination (or any voluntary prepayment of any Term Loan) by Borrower or any termination of this Agreement by FINOVA upon the occurrence of an Event of Default, then, and in any such event, Borrower shall pay to FINOVA upon the effective date of such termination a fee (the "Termination Fee") in an amount equal to the amount shown on the Loan Schedule.

      (c) Recourse to Security; Certain Waivers; No Waiver by FINOVA. All Obligations shall be payable by Borrower as provided for herein and, in full, at the termination of this Agreement; recourse to security shall not be required at any time. Borrower waives presentment and protest of any instrument and  notice  thereof,  notice  of  default  and,  to  the  extent permitted by  applicable law,  all other  notices  to which  Borrower  might otherwise be entitled. Neither FINOVA's failure to exercise any right remedy or option under this Agreement, any supplement, the Loan Documents or other agreement between FINOVA and Borrower nor any delay by FINOVA in exercising the same shall operate as a waiver. An Event of Default shall exist or continue or be continuing until such Event of Default is waived in writing by FINOVA as herein provided. No waiver by FINOVA shall be effective unless in writing and then only to the extent stated. No waiver by FINOVA shall affect its right to require strict performance of this Agreement. FINOVA's rights and remedies shall be cumulative and not exclusive.

      (d) Binding on Successor and Assigns; Severability. All terms, conditions, promises, covenants, provisions and warranties shall inure to the benefit of and bind FINOVA's and Borrowers respective representatives, successors and assigns. If any provision of this Agreement shall be prohibited or invalid under applicable law, it shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

      (e) Amendments; Assignments. This Agreement may not be modified altered or amended, except by an agreement in writing signed by Borrower and FINOVA. Borrower may not sell, assign or transfer any interest in this Agreement or any other Loan Document, or any portion thereof including, without limitation, any of Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. Borrower hereby consents to FINOVA's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, FINOVA's rights, title, interests, remedies, powers and duties hereunder or thereunder. In connection therewith, FINOVA may disclose all documents and information which FINOVA now or hereafter may have relating to Borrower or Borrower's business. To the extent that FINOVA assigns its rights and obligations hereunder to a third party, FINOVA shall thereafter be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third party.

      (f) Integration; Survival. This Agreement, together with the loan Schedule (which is a part hereof) and the other Loan Documents, reflect the entire understanding of the parties with respect to the transactions contemplated hereby. All of the representations and warranties of Borrower contained in this Agreement shall survive the execution, delivery and acceptance of this Agreement by the parties. No termination of this Agreement or of any guaranty of the Obligations shall affect or impair the powers, obligations, duties, rights, representations, warranties or liabilities of the parties hereto and all shall survive such termination.

      (g) Evidence of Obligations. Each Obligation. may, in FINOVA's discretion, be evidenced by notes or other instruments issued or made by Borrower to FINOVA. If not so evidenced, such Obligation shall be evidenced solely by entries upon FINOVA's books and records.

      (h) Loan Requests. Each oral or written request for an advance by any Person who purports to be any employee, officer or authorized agent of Borrower shall be made to FINOVA on or prior to 10:00 a.m., Pacific time, on the business day on which the proceeds thereof are requested to be paid to Borrower and shall be conclusively presumed to be made by a Person authorized by Borrower to do so and the crediting of a loan to Borrower's operating account shall conclusively establish Borrower's obligation to repay such loan. Unless and until Borrower otherwise directs FINOVA in writing, all loans shall be wired to Borrower's operating account set forth on the Loan Schedule.

      (i) Notices. Any written notice, consent or other communication provided for in this Agreement shall be delivered personally (effective upon delivery), via facsimile (effective upon confirmation of transmission), via overnight courier (effective the next business day after dispatch if instructed to deliver on next business day) or via U.S. Mail, certified or registered with return receipt requested (effective 3 days after mailing, postage prepaid) to each party at its address(es) and/or facsimile number(s) set forth below its signature, or to such other address as either party shall specify to the other in writing from time to time.

      (j) Brokerage Fees. Borrower represents and warrants to FINOVA that, with respect to the financing transaction herein contemplated, no Person is entitled to any brokerage fee or other commission and Borrower agrees to indemnify and hold FINOVA harmless against any and all such claims.

      (k) Counterparts; Facsimile Execution. This Agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument, admissible into evidence.

      (l) Application of Insurance Proceeds. The net proceeds of any Casualty insurance insuring the Collateral, after deducting all costs and expenses (including attorneys' fees) of collection, shall be applied, at FINOVA's option, either toward replacing or restoring the Collateral, in a manner and on terms satisfactory to FINOVA, or toward payment of the Obligations. Any proceeds applied to the payment of Obligations shall be applied in such manner as FINOVA may elect. In no event shall such application relieve Borrower from payment in full of all installments of principal and interest which thereafter become due in the order of maturity thereof or with respect to the payment of fees and costs.

      (m) Power of Attorney. Borrower appoints FINOVA and its designees as Borrowers attorney, with the power to endorse Borrower's name on any checks, notes, acceptances, money orders or other forms of payment or security that come into FINOVA's possession; to sign Borrower's name on any invoice or bill of lading relating to any Receivable, on drafts against customers, on assignments of Receivables, on notices of assignment, financing statements and other public records, on verifications of accounts and on notices to customers or account debtors; to send requests for verification of Receivables to customers or account debtors; after the occurrence of any Event of Default, to notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by FINOVA and to open and dispose of all mail addressed to Borrower and to do all other things FINOVA deems necessary or desirable to carry out the terms of this Agreement. Borrower hereby ratifies and approves all acts of such attorney. Neither FINOVA nor any of its designees shall be liable for any acts or omissions nor for any error of judgment or mistake of fact or law while acting as Borrower's attorney. This power, being coupled with an interest, is irrevocable until the Obligations have been fully satisfied and FINOVA's obligation to provide loans hereunder shall have terminated.

      (n) Governing Law; Jurisdiction; Waiver of Jury Trial. THIS AGREEMENT SHALL BE INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE CONFLICT OF LAWS RULES) OF THE STATE OF ARIZONA GOVERNING CONTRACTS TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. BORROWER HEREBY CONSENTS TO THE
 EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF MARICOPA IN THE STATE OF ARIZONA OR, AT THE SOLE OPTION OF FINOVA, IN ANY OTHER COURT IN WHICH FINOVA SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. FINOVA AND BORROWER EACH HEREBY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANYWAY RELATING TO THIS AGREEMENT, WHETHER ARISING N CONTRACT, TORT OR OTHERWISE.

      (p) Lien Termination. In recognition of FINOVA's right to have all of its attorneys fees and other expenses incurred in connection with this Agreement secured by the Collateral, notwithstanding the payment in full of the obligations, EINOVA shall not be required to execute or record any terminations or satisfactions of any of its liens on the Collateral unless and until Borrower and all Guarantors have executed and delivered to FINOVA general releases of all claims. inform and substance satisfactory to FINOVA in its sole discretion.

      Borrower:                              FINOVA:

      PC DYNAMICS OF TEXAS, INC.             FINOVA CAPITAL CORPORATION

      Fed. Tax ID #75-2808489

                                             By  /s/
                                                -----------------------------
      By /s/                                    Pete Martinez, Vice-President
         --------------------------
         D. Ronald Allen, President
                                              FINOVA's address for notices:
                                              -----------------------------
      Borrower's address for notices:         FINOVA Capital Corporation
      -------------------------------         355 South Grand Ave
      10501 FM 720 East                       Los Angeles, CA 90071
      Frisco, Texas 75034                     Attn: Ronald Vanek
                                              Facsimile: (213) 625-2486
      Attn: D. Ronald Allen
      Facsimile: 972-335-2841                 With a copy to:
                                              ---------------
                                              FINOVA Capital Corporation
                                              1850 North Central Avenue
                                              Phoenix. AZ 85002
                                              Attn: Joseph R. D'Amore
                                              Facsimile: (602) 207-5036

                                              And
                                              ---
                                              FINOVA Capital Corporation
                                              355 South Grand Avenue,
                                              Suite 2400
                                              Attn: David Sands
                                              Facsimile: 213-625-2746

 STATE OF TEXAS        )
                       )ss:
 COUNTY OF DALLAS      )

      BEFORE ME, a Notary Public, in and for said county and state, personally appeared the above-named PC Dynamics, a Texas corporation, by D. Ronald Allen, its President who acknowledged that he did sign the foregoing agreement and that the same is his free act and deed and the free act and deed of said corporation.

      IN WITNESS WHEREOF, I have hereunto set my hand and official seal at Dallas, Dallas County, Texas, this the 25th day of March, 1999.



                                      /s/
                                      ------------------------------------
                                      Notary Public For the State of Texas


                                        [ SEAL APPEARS HERE ]

                                        CATHERINE ANN PHILLIPS
                                            Notary Public
                                            STATE OF TEXAS
                                        My Comm Exp. O8/15/200O